UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2008

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	333-146341	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

KBS Real Estate Investment Trust II, Inc. (the “Company”) has entered into an agreement to acquire a two-story office/flex building containing 142,700 rentable square feet located on an approximate 8.1-acre parcel of land (the “350 E. Plumeria Building”). On September 24, 2008, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase agreement with BRE/Plumeria L.L.C. to purchase the 350 E. Plumeria Building. On October 6, 2008, the Advisor assigned this purchase agreement to an indirect, wholly owned subsidiary of the Company for $100,000, which is the amount of the initial deposit made by the Advisor under the purchase agreement. Pursuant to the purchase agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with the Company or the Advisor.

The purchase price of the 350 E. Plumeria Building is approximately $35.8 million plus closing costs. The Company plans to fund the purchase of the 350 E. Plumeria Building with proceeds from its ongoing initial public offering, but may later place mortgage debt on the property.

The 350 E. Plumeria Building is located at 350 East Plumeria in San Jose, California. The 350 E. Plumeria Building, which was completed in 1984 and remodeled in 2008, is 100% leased to NetGear, Inc. (“NetGear”). NetGear designs, develops and markets networking products for small business, which it defines as a business with fewer than 250 employees, and home users. NetGear focuses on satisfying the ease-of-use, quality, reliability, performance and affordability requirements of these users. NetGear’s product offerings enable users to share Internet access, peripherals, files, digital multimedia content and applications among multiple networked devices and other Internet-enabled devices. NetGear sells products primarily through a global sales channel network, which includes traditional retailers, online retailers, direct market resellers, or DMRs, value added resellers, or VARs, and broadband service providers.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, the Company may forfeit $750,000 of earnest money.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated:	October 9, 2008	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer